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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 20, 2001


                                   AVAYA INC.
             (Exact name of registrant as specified in its charter)


              Delaware                  1-15951               22-3713430
     (State or other jurisdiction      (Commission         (IRS Employer
        of incorporation)              File Number)      Identification No.)


              211 Mount Airy Road
              Basking Ridge, NJ                                 07920
      (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (908) 953-6000

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ITEM 5.  OTHER EVENTS

The following is an excerpt from remarks to be made by Garry K. McGuire, Chief Financial Officer of Avaya Inc., a Delaware corporation, on a conference call to be held on February 20, 2001 with respect to the outsourcing transaction described in Exhibit 99.1 attached hereto:

We expect to incur restructuring and related charges of approximately $150 million pre-tax in fiscal 2001. The largest components of those charges are benefits, pension enhancements and severance payments. In addition, over the next six fiscal quarters, we will incur approximately $49 million pre-tax in one-time implementation costs, and approximately $59 million pre-tax in recurring costs as we transfer assets and help Celestica gear up for production.

$19 million of that $59 million is applicable to fiscal 2001. $40 million of the $59 million is applicable to fiscal 2002, and we believe that it will be more than offset by our expected savings.

Excluding the temporary impact of the ramp-up period of this agreement - and also excluding our recent acquisition of VPNet Technologies - our EPS target from ongoing operations in fiscal 2001 would be affected by the $19 million charge that I referenced above, or 4 cents per share on a normalized basis, associated with increased period expense on a going-forward basis.

As a result, by 2002, we expect a net positive impact on EPS from ongoing operations as a result of this agreement. In addition, thereafter we expect to realize net savings of approximately $400 million pre-tax over the remaining term of the contract, $150 million of which we expect to be realized in the last year of the agreement.

In conjunction with the implementation of the supply agreement, we will reclassify some logistics costs such as transportation and warehousing from the SG&A line into COGS. The effect of this reclassification will be slightly revised start points for some of the metrics in which we've targeted improvement over the next two to three years.

Our gross margin starting point at spinoff, for example, was 43.9% of revenue based on fiscal 2000 ongoing results. As a result of the reclassification, we've adjusted it retroactively to 42.1%. We still intend to deliver the 1.5% to 2.5% improvement in gross margins that we've described as our 2-3 year target range. Most of that improvement will come from the continued shift in our product mix from lower-margin traditional core products to higher-margin growth products, and from a hardware-intensive product line to a richer software offering.

We expect the impact of the agreement on gross margins to be slightly negative in fiscal 2001, while slightly positive beginning in year two of the agreement. Overall, this agreement gives us increased confidence in our ability to achieve the margin improvement goals we've already described, despite the changes in product over time in a fast-moving industry.

Reclassification also affects the starting point for our targeted improvements in SG&A. From the 33.5% original starting point based on fiscal 2000 ongoing results, we are now assuming a restated starting point of 31.7%. This brings our revised target range to between 21.7% and 24.7%.

Excluding the ramp-up of this agreement and the effect of VPNet that I referred to, we remain confident in our previously stated outlook for 2001, which is for revenue growth in the mid- single digits and more than double net income.

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ITEM 7.   EXHIBITS

99.1       Press release, dated February 20, 2001

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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AVAYA INC.


Date: February 20, 2001                 By: /s/ Charles D. Peiffer
                                            ------------------------------------
                                        Name: Charles D. Peiffer
                                        Title: Controller

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                                  EXHIBIT INDEX

EXHIBIT
NUMBER               DESCRIPTION
------               -----------
99.1                 Press release, dated February 20, 2001